SUBORDINATION AND SECURITY AGREEMENT

THIS SUBORDINATION AND SECURITY AGREEMENT (this “Agreement”) is made, entered into and effective as of the 12th day of February, 2010 by and between (i) LY Holdings, LLC, a Kentucky limited liability company (“LYH”), and (ii) Libra Alliance Corporation, a Nevada corporation (“Libra”).

RECITALS:

A.           LYH is the Maker of a Term Note dated February 12, 2010, in the principal amount of $5,149,980.00 payable to the order of Libra (the “Note”).

B.           Libra has agreed that the Note shall be subordinated to other indebtedness of LYH pursuant to the terms hereof.

C.           LYH has agreed to grant to Libra a security interest in certain assets of LYH as security for repayment of the Note.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Subordination.

a.           Subordination to Senior Obligations.  The indebtedness evidenced by the Note, including principal, interest, and any other sums due thereunder is subordinated, junior and subject in right of payment, to the extent and in the manner hereinafter provided, to the prior payment of all Senior Obligations indefeasibly in cash.  The term “Senior Obligations” means all indebtedness, liabilities and obligations, whether direct or indirect, joint or several, absolute or contingent, related or unrelated, now or in the future existing and whether consisting of principal, interest, fees, expenses (including reasonable attorney’s fees), indemnities, charges or other sums, owed by LYH under the terms of its existing indebtedness, as such obligations currently exist or as such obligations may be modified, amended or extended by agreement of LYH and the lenders of such indebtedness (“Senior Lenders”).  Any and all documents, instruments and agreements evidencing the Senior Obligations, as amended, restated and/or supplemented from time to time, shall be referred to herein as the “Senior Loan Documents.”

b.           Restrictions on Payment.  Subject to the restrictions set forth in this Section 1, LYH shall make payments of the principal of, and any interest on, the Note in accordance with the terms hereof.  Subject to Section 1.d. hereof, no payment on account of principal, interest or other sum due under on the Note shall be made, if at the time such payment is scheduled to be made, there then exists, or would then be created by such payment, a default or event of default under the Senior Loan Documents, and a Senior Lender gives to LYH a payment blockage notice.  If no such default or event of default has occurred or would be created by such payment, LYH shall make payments of the principal of, and any interest on, the Note as and when due.  If the default or event of default has been cured to the satisfaction of, or waived in writing by, the Senior Lenders, the payment blockage set forth in this Section 1.b. shall, solely with respect to that particular default or event of default, be removed.

c.           Payment upon Dissolution, Etc.  Upon payment or distribution of assets of LYH of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of LYH, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or other proceedings, the Senior Obligations shall first be paid in full, before Libra shall be entitled to receive any payment or distribution on account of the Note; and upon any such dissolution or winding-up or liquidation or reorganization, any payment or distribution of assets of LYH of any kind or character, whether in cash, property or securities, to which Libra would be entitled except for the provisions of this Section 1 shall be paid by LYH or by any receiver, trustee in bankruptcy, liquidating trust, agent or other person making such payment or distribution, or by Libra who shall have received such payment or distribution, directly to the Senior Lenders or their representatives to the extent necessary to pay all such Senior Obligations in full after giving effect to any concurrent payment or distribution to or for the Senior Lenders, before any payment or distribution is made to Libra.  In the event of any such dissolution, winding-up, liquidation or reorganization of LYH, Libra shall be entitled to be paid 100% of the amounts owed to it in respect of the Note before any distribution of assets shall be made among the holders of any class of equity interests in LYH in their capacities as holders of such equity interests.

d.           Rights of Libra Unimpaired.  The provisions of this Section 1 are for the purposes of defining the relative rights of Libra and the Senior Lenders and nothing in this Section 1 shall impair, as between LYH and Libra, the obligation of LYH, which is unconditional and absolute, to pay Libra the principal thereof and interest thereon, in accordance with the terms of the Note.

e.           No Commencement of Any Proceeding.  Libra agrees that, so long as the Senior Obligations shall not have been paid in full indefeasibly in cash, Libra will not commence, or join with any creditor other than the Senior Lenders in commencing, or directly or indirectly cause LYH to commence, or assist LYH in commencing, any proceeding or action involving any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of LYH or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Federal or State bankruptcy or similar law or an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of LYH.

2.           Grant of Security Interest.  LYH hereby pledges, assigns and grants to Libra a junior security interest in and to all right, title and interest of LYH in and to any and all shares of capital stock of Libra held by LYH, wherever located and whether now owned or hereafter acquired, including without limitation the 10,000,000 shares of common stock of Libra currently held by LYH and the 9,500,000 shares of preferred stock of Libra currently held by LYH.

3.           Singular and Plural Terms.  Wherever the context requires, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

4.           Binding Effect.  This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

5.           Governing Law.  This Agreement has been delivered and accepted at and will be deemed to have been made at Lexington, Kentucky and will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the Commonwealth of Kentucky, without regard to conflicts of law principles.

6.           Jurisdiction.  The parties hereby irrevocably agree and submit to the exclusive jurisdiction of any state or federal court located within Fayette County, Kentucky, and waive any objection based on forum non conveniens and any objection to venue of any such action or proceeding.

7.           Waiver of Jury Trial.  The parties hereto each waive any right to trial by jury in any action or proceeding relating to this Agreement, or any actual or proposed transaction or other matter contemplated in or relating to any of the foregoing.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

LY Holdings, LLC

By:	/s/ J. Sherman Henderson, III

Title:	President & CEO

(“LYH”)

Libra Alliance Corporation

By:	/s/ John J. Greive

Title:	VP/General Counsel

(“Libra”)